Exhibit 99.1

NOVA LIFESTYLE, INC. ANNOUNCES DELAY IN FILING FORM 10-K REPORT

AND

PROVIDES COVID-19 UPDATE

March 27, 2020 -- Nova LifeStyle, Inc. (NASDAQ: NVFY) (“Nova LifeStyle” or the “Company”) today announced that the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (“Annual Report”) will be delayed beyond the required filing date of  March 30, 2020 until May 14, 2020; and the Company provided an update on the impact of the COVID-19 outbreak on the Company.

Annual Report Filing Date

The Company previously announced that it expected to file its Annual Report within the extension period afforded by Rule 12b-25. As a result of the increasing challenges associated with the COVID-19 outbreak, the Company does not expect to file the Annual Report until May 14, 2020. The Company filed a Current Report on Form 8-K today which outlines the Company’s reliance on the relief from the original filing deadline provided by the SEC, and the Annual Report filing extension permitted thereunder. The extension of time is necessary due to unanticipated delays being experienced by the Company’s auditors in completing the field work associated with the audit of the Company’s financial statements.

COVID-19 Update

The Company primarily conducts its business operations from four cities: Los Angeles, California, Hong Kong, Macao, China and Kuala Lumpur, Malaysia. In response to the evolving dynamics related to the COVID-19 outbreak, the Company is following the public health orders and guidelines issued by local authorities as it prioritizes the health and safety of its employees, contractors, suppliers and retail partners. The offices located in Hong Kong and Macau were closed for the Lunar New Year Holiday Break, and remained closed as a result of the outbreak until late February. Both of those offices are now open. The two showrooms and warehouse in Kuala Lumpur have been closed since March 18, 2020. The Los Angeles facility public showroom has been closed since March 16, 2020, but a skeleton staff works in that facility each day to receive shipping containers of products delivered from the Company’s contract manufacturers, and to ship products to customers, and most of our staff is working remotely.

The COVID-19 pandemic precludes sales calls being made out of all of the Company’s offices or attendance at furniture trade shows, but the Company continues to receive orders and solicit business via telephone and email. At this juncture, the Company is unable to predict when the Kuala Lumpur and Los Angeles facilities will be able to resume ordinary operations, or whether future developments may cause the Company to curtail or suspend operations in its other facilities.

The third-party contract manufacturers that we utilize in China were closed from the beginning of the Lunar New Year Holiday through the beginning of March, and recommenced production and shipment in early March. The Company’s new products are being sourced from manufacturers in India and Malaysia. The Company expects that as the COVID-19 virus continues to spread there will be significant disruptions in the production and shipment of product from those manufacturers. While the Company has implemented a series of alternative solutions in an attempt to reduce the impact of the production delays, there is no assurance that any of these alternative solutions will be successful; and they may result in additional costs being borne by the Company. It is presently not possible for the Company to estimate the negative impact of the pandemic on demand for its products. However, it is clear that the first and second quarter operating results will be adversely impacted in any event.

For additional information regarding the delays in filing our Annual Report and well as more fulsome disclosure of the impact of the COVID-19 outbreak on our Company please review the Current Report on Form 8-K filed by us today with the Securities and Exchange Commission. Investors are encouraged to read the filing in its entirety at www.sec.gov.

About Nova LifeStyle

Nova LifeStyle, Inc. is a well-established, innovative designer and distributor of modern lifestyle furniture; primarily sofas, dining room furniture, cabinets, office furniture and related components, bedroom furniture, and various accessories, in matching collections. Nova's family of brands include Diamond Sofa and Bright Swallow. Nova's products feature urban contemporary styles that integrate comfort and functionality, incorporating upscale luxury designs which appeal to middle and upper middle-income consumers in the USA, China, Europe, and elsewhere in the world.

Visit Nova LifeStyle's website at www.NovaLifeStyle.com.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets for our consolidated adjusted EBITDA and free cash flow, our expected future growth prospects and our exploration of acquisition opportunities. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Investor Relations Contact
Andrew Barwicki
516-662-9461
andrew@barwicki.com
ir@novalifestyle.com

Source: Nova LifeStyle, Inc.